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EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.
(a wholly-owned subsidiary of Enbridge Pipelines Inc.)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31, 2008	December 31, 2007
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$133.3	$82.5
Due from affiliates	66.3	59.1
Receivables, trade and other, net of allowance of $1.8 in 2008 and $1.9 in 2007	143.4	163.7
Accrued receivables	662.6	598.8
Loans to affiliates (Note 8)	793.5	807.1
Inventory (Note 4)	90.0	113.0
Other current assets	14.3	15.4

	1,903.4	1,839.6
Long-term loans to affiliates (Note 8)	426.1	441.7
Property, plant and equipment, net (Note 5)	6,669.0	6,244.2
Deferred tax assets (Note 7)	3.8	4.7
Other assets, net	111.9	104.4
Goodwill	366.2	366.2
Intangibles, net	91.9	91.5

	$9,572.3	$9,092.3

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other	$400.3	$470.0
Accrued purchases	722.3	603.8
Due to affiliates	69.6	76.6
Other current liabilities	79.6	43.4
Loans from affiliates (Note 8)	547.4	555.2
364-day revolving credit facility (Note 6)	480.0	365.0
Current maturities of long-term debt	231.0	31.0

	2,530.2	2,145.0
Long-term debt (Note 6)	2,751.4	2,862.9
Loans from affiliates (Note 8)	169.0	169.0
Environmental liabilities (Note 9)	2.1	2.8
Deferred tax liabilities (Note 7)	322.0	287.7
Other long-term liabilities	243.7	229.1

	6,018.4	5,696.5

Commitments and contingencies (Note 9)
Noncontrolling interest	2,279.2	2,069.0

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362 at March 31, 2008 and December 31, 2007; no par value	—	—
Contributed surplus	534.1	533.9
Retained earnings	533.1	531.7
Accumulated other comprehensive income (Note 12)	207.5	261.2

	1,274.7	1,326.8

	$9,572.3	$9,092.3

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

ENBRIDGE ENERGY COMPANY, INC.
NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(UNAUDITED)

1.    NATURE OF OPERATIONS

        Enbridge Energy Company, Inc. and its consolidated subsidiaries, referred to herein as "we", "us", and the "Company", is the general partner of Enbridge Energy Partners, L.P. (the "Partnership"). The Company is owned directly by Enbridge Pipelines Inc. ("Enbridge Pipelines"), a Canadian corporation wholly-owned by Enbridge Inc. ("Enbridge") of Calgary, Alberta, Canada.

        We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. ("Enbridge Management"). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at March 31, 2008 and December 31, 2007, as follows:

Ownership Interest	March 31, 2008	December 31, 2007
General Partner interest	2.0%	2.0%
Limited Partner interest(1)	10.2%	10.6%

Direct ownership	12.2%	12.6%
Effective ownership through Enbridge Management(2)	2.4%	2.5%

Direct and indirect ownership	14.6%	15.1%

  (1)
  The Company owned 3,912,750 Class B common units at March 31, 2008 and December 31, 2007, and 6,032,016 and 5,920,109 Class C units at March 31, 2008 and December 31, 2007, representing limited partner interests in the Partnership.

  (2)
  The Company owned 2,379,318 and 2,336,038 Listed and Voting Shares of Enbridge Management at March 31, 2008 and December 31, 2007, respectively, which equates to an indirect limited partner interest in the Partnership.

        In addition to our general and limited partner interest in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

        Our wholly-owned subsidiary, Enbridge Employee Services, Inc. ("EES"), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the "Group"). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount. EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

        The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transmission and marketing assets in the United States of America. The Partnership provides the following services:

  •
  Interstate pipeline transportation and storage of crude oil and liquid petroleum;

  •
  Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

  •
  Supply, transportation and sales services, including purchasing and selling natural gas and NGLs.

2.    BASIS OF PRESENTATION

        We have prepared the accompanying unaudited interim consolidated statements of financial position in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly our financial position at March 31, 2008 and December 31, 2007. Our interim consolidated statements of financial position should be read in conjunction with our consolidated statements of financial position and notes thereto for the fiscal year ended December 31, 2007, included in the Form 8-K filed by the Partnership on May 15, 2008.

3.    CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

        Our consolidated statements of financial position and related notes include the accounts of the Partnership on a consolidated basis after elimination of all significant intercompany transactions. The following consolidating schedules present our consolidated statements of financial position before and after consolidation of the Partnership and the related eliminating entries as of March 31, 2008 and December 31, 2007:

Consolidating Statement of Financial Position as of March 31, 2008

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$7.5	$125.8	$133.3	$—	$133.3
Due from affiliates	67.0	26.6	93.6	(27.3)	66.3
Receivables, trade and other, net of $1.8 allowance	6.1	137.3	143.4	—	143.4
Accrued receivables	—	662.6	662.6	—	662.6
Loans to affiliates	793.5	—	793.5	—	793.5
Inventory	0.5	89.5	90.0	—	90.0
Other current assets	1.7	12.6	14.3	—	14.3

	876.3	1,054.4	1,930.7	(27.3)	1,903.4
Long-term loans to affiliates	426.1	—	426.1	—	426.1
Investment in Enbridge Energy Partners, L.P.	962.1	—	962.1	(962.1)	—
Property, plant and equipment, net	785.3	5,883.7	6,669.0	—	6,669.0
Deferred tax assets	3.2	0.6	3.8	—	3.8
Other assets, net	83.6	28.3	111.9	—	111.9
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	—	91.9	91.9	—	91.9

	$3,161.6	$7,315.4	$10,477.0	$(904.7)	$9,572.3

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other	$56.5	$343.8	$400.3	$—	$400.3
Accrued purchases	—	722.3	722.3	—	722.3
Due to affiliates	53.0	43.9	96.9	(27.3)	69.6
Other current liabilities	—	79.6	79.6	—	79.6
Loans from affiliates	547.4	—	547.4	—	547.4
364-day revolving credit facility	480.0	—	480.0	—	480.0
Current maturities of long-term debt	—	231.0	231.0	—	231.0

	1,136.9	1,420.6	2,557.5	(27.3)	2,530.2
Long-term debt	—	2,751.4	2,751.4	—	2,751.4
Loans from affiliates	39.0	130.0	169.0	—	169.0
Environmental liabilities	—	2.1	2.1	—	2.1
Deferred tax liabilities	322.0	—	322.0	—	322.0
Other long-term liabilities	36.5	207.2	243.7	—	243.7

	1,534.4	4,511.3	6,045.7	(27.3)	6,018.4

Commitments and contingencies
Noncontrolling interest	352.5	—	352.5	1,926.7	2,279.2

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners capital	—	3,124.8	3,124.8	(3,124.8)	—
Contributed surplus	534.1	—	534.1	—	534.1
Retained earnings	533.1	—	533.1	—	533.1
Accumulated other comprehensive income	207.5	(320.7)	(113.2)	320.7	207.5

	1,274.7	2,804.1	4,078.8	(2,804.1)	1,274.7

	$3,161.6	$7,315.4	$10,477.0	$(904.7)	$9,572.3

Consolidating Statement of Financial Position as of December 31, 2007

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$32.0	$50.5	$82.5	$—	$82.5
Due from affiliates	73.1	27.2	100.3	(41.2)	59.1
Receivables, trade and other, net of $1.9 allowance	5.9	157.8	163.7	—	163.7
Accrued receivables	—	598.8	598.8	—	598.8
Loans to affiliates	807.1	—	807.1	—	807.1
Inventory	2.4	110.6	113.0	—	113.0
Other current assets	0.6	14.8	15.4	—	15.4

	921.1	959.7	1,880.8	(41.2)	1,839.6
Long-term loans to affiliates	441.7	—	441.7	—	441.7
Investment in Enbridge Energy Partners, L.P.	931.0	—	931.0	(931.0)	—
Property, plant and equipment, net	689.3	5,554.9	6,244.2	—	6,244.2
Deferred tax assets	4.1	0.6	4.7	—	4.7
Other assets, net	76.0	28.4	104.4	—	104.4
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	—	91.5	91.5	—	91.5

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable and other	$69.6	$400.4	$470.0	$—	$470.0
Accrued purchases	—	603.8	603.8	—	603.8
Due to affiliates	72.0	45.8	117.8	(41.2)	76.6
Other current liabilities	—	43.4	43.4	—	43.4
Loans from affiliates	555.2	—	555.2	—	555.2
364-day revolving credit facility	365.0	—	365.0	—	365.0
Current maturities of long-term debt	—	31.0	31.0	—	31.0

	1,061.8	1,124.4	2,186.2	(41.2)	2,145.0
Long-term debt	—	2,862.9	2,862.9	—	2,862.9
Loans from affiliates	39.0	130.0	169.0	—	169.0
Environmental liabilities	—	2.8	2.8	—	2.8
Deferred tax liabilities	287.7	—	287.7	—	287.7
Other long-term liabilities	29.1	200.0	229.1	—	229.1

	1,417.6	4,320.1	5,737.7	(41.2)	5,696.5

Commitments and contingencies
Noncontrolling interest	343.8	—	343.8	1,725.2	2,069.0

Shareholder's equity
Common stock: Authorized—1,500,000 shares; issued—817,362; no par value	—	—	—	—	—
Partners capital	—	2,865.9	2,865.9	(2,865.9)	—
Contributed surplus	533.9	—	533.9	—	533.9
Retained earnings	531.7	—	531.7	—	531.7
Accumulated other comprehensive income	261.2	(294.4)	(33.2)	294.4	261.2

	1,326.8	2,571.5	3,898.3	(2,571.5)	1,326.8

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

4.     INVENTORY

        Inventory is comprised of the following:

	March 31, 2008	December 31, 2007
	(in millions)
Material and supplies	$3.9	$3.9
Liquids inventory	13.5	9.1
Natural gas and natural gas liquids inventory	72.6	100.0

	$90.0	$113.0

5.     PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment is comprised of the following:

	March 31, 2008	December 31, 2007
	(in millions)
Land	$14.6	$14.6
Rights-of-way	370.3	348.7
Pipeline	3,102.5	2,923.1
Pumping equipment, buildings and tanks	987.6	930.6
Compressors, meters, and other operating equipment	568.1	536.2
Vehicles, office furniture and equipment	131.7	124.6
Processing and treating plants	297.5	200.4
Construction in progress	2,355.2	2,277.7

Total property, plant and equipment	7,827.5	7,355.9
Accumulated depreciation	(1,158.5)	(1,111.7)

Net property, plant and equipment	$6,669.0	$6,244.2

6.     DEBT

Enbridge Energy Company, Inc.

364-day Revolving Credit Facility

        In August 2007, Enbridge Pipelines (Southern Lights) L.L.C., or Southern Lights, our wholly-owned subsidiary, established a 364-day Revolving Credit Facility with a capacity of $500 million from a group of lenders for the purpose of funding project costs that are directly related to the construction of a diluent pipeline that runs from Chicago, Illinois to Neche, North Dakota and to refinance indebtedness incurred to fund any such costs. The 364-day Revolving Credit Facility does not contain any restrictive covenants that limit the amount of debt we can incur. The indebtedness is guaranteed by Enbridge, our indirect parent.

        At March 31, 2008, we had $480.0 million outstanding under the terms of the 364-day Revolving Credit Facility at a weighted average interest rate of 3.46%.

Enbridge Energy Partners, L.P.

Credit Facility

        In March 2008, the Partnership requested and received approval from the parties named as lenders to its Credit Facility for a one year extension of the maturity date of the Credit Facility from April 4, 2012 to April 4, 2013.

        At March 31, 2008, the Partnership had $530 million outstanding under its Credit Facility at a weighted average interest rate of 3.27% and letters of credit totaling $177.5 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. At March 31, 2008 the Partnership could borrow $317.5 million under the terms of its Credit Facility, determined as follows:

March 31, 2008
(in millions)
Total credit available under Credit Facility	$1,250.0
Less: Amounts outstanding under Credit Facility	(530.0)
Balance of letters of credit outstanding	(177.5)
Principal amount of commercial paper issuances	(225.0)

Total amount the Partnership could borrow at March 31, 2008	$317.5

        Individual borrowings under the terms of the Partnership's Credit Facility generally become due and payable at the end of each contract period, typically a period of three months or less. The Partnership has the option to repay these amounts on a non-cash basis by net settling with the parties to its Credit Facility by contemporaneously borrowing at the then current rate of interest and repaying the amounts due.

Commercial Paper Program

        The Partnership has a commercial paper program that provides for the issuance of up to $600 million of commercial paper that is supported by its Credit Facility. The Partnership accesses the commercial paper market primarily to provide temporary financing for its operating activities, capital expenditures and acquisitions, at rates that are generally lower than the rates available under its Credit Facility. At March 31, 2008 and December 31, 2007, respectively, the Partnership had $224.2 million and $268.5 million of commercial paper outstanding, net of unamortized discount of $0.8 million and $1.5 million, at weighted average interest rates of 3.53% and 5.36%. At March 31, 2008 and December 31, 2007, respectively, the Partnership could issue an additional $317.5 million and $330 million in principal amount under its commercial paper program.

        The Partnership has the ability and intent to refinance all of its commercial paper obligations on a long-term basis under its unsecured long-term Credit Facility. Accordingly, such amounts have been classified as long-term debt in the Consolidated Statement of Financial Position.

7.     DEFERRED INCOME TAXES

        We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	March 31, 2008	December 31, 2007
	(in millions)
Net operating loss and other carry forwards	$—	$(25.3)
Net book basis of assets in excess of tax basis	337.6	332.3
Employee Benefit Plans	(15.3)	(19.9)
Other	(4.1)	(4.1)

Net deferred tax liabilities	$318.2	$283.0

        In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109, or FIN 48. We implemented FIN 48 during the first quarter of 2007.

        The Company received an unfavorable District Court decision on Enbridge Midcoast Energy Inc.'s tax treatment on its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas. The IRS position was sustained by the court decreasing the U.S. tax basis for the pipeline assets. The Company continues to believe that the tax treatment of the acquisition and related tax deductions claimed were appropriate. Consequently, proceedings were initiated in April 2008 to appeal the decision to the U.S. Court of Appeals. A final decision on this matter is not expected before 2009.

        The total tax exposure for this matter is $63 million related to the reduction of tax benefits for loss carryforwards. At March 31, 2008, we increased our unrecognized tax benefits by $35 million by decreasing our deferred tax asset related to NOL carryforwards by $25 million and increasing our current tax liability by $10 million. At March 31, 2008, the Company has fully provided for the total exposure related to this matter. Refer also to the discussion regarding this matter included in Note 9.

        Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years
United States—Federal	2001-2007

8.     RELATED PARTY TRANSACTIONS

        We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

	Currency	Rate *	Maturity	March 31, 2008	December 31, 2007
				(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$547.7	$1.0
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	—	546.4
Enbridge Inc	Canadian	0%	Demand	—	16.6
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	227.1	224.1
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	2.9	2.8
Enbridge Inc	Canadian	0%	Demand	10.9	11.3
Olympic Pipe Line Company	U.S.	LIBOR + 3.0%	2008	4.9	4.9

Total current loans to affiliates.				$793.5	$807.1

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	$222.4	$231.4
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.25%	2012	164.7	171.3
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0

Total long-term loans to affiliates				$426.1	$441.7

Current loans from affiliates
Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	5.69%	Demand	$461.6	$449.2
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	30.8	36.6
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	55.0	69.4

Total current loans from affiliates				$547.4	$555.2

Long-term loans from affiliates
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC.	U.S.	8.40%	2017	$130.0	$130.0
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC.	U.S.	7.14%	2011	39.0	39.0

Total long-term loans from affiliates				$169.0	$169.0

*
AFR—Applicable Federal Rate

*
CDOR—Canadian Depository Offering Rate

*
LIBOR—London Interbank Offered Rate

9.     COMMITMENTS AND CONTINGENCIES

Environmental Liabilities

        We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

        As of March 31, 2008 and December 31, 2007, we have recorded $4.1 million and $3.5 million in current liabilities and $2.1 million and $2.8 million, respectively, in long-term liabilities primarily to address remediation of asbestos containing materials, management of hazardous waste material disposal, and outstanding air quality measures for certain of our assets.

Oil and Gas in Custody

        The Partnership's Liquids assets transport crude oil and NGLs owned by its customers for a fee. The volume of liquid hydrocarbons in its pipeline systems at any one time varies from approximately 24 to 42 million barrels, virtually all of which is owned by its customers. Under the terms of the Partnership's tariffs, losses of crude oil from identifiable incidents not resulting from the Partnership's direct negligence may be apportioned among its customers. In addition, the Partnership maintains adequate property insurance coverage with respect to crude oil and NGLs in its custody.

        Approximately 50% of the natural gas volumes on the Partnership's natural gas assets are transported for customers on a contractual basis. The Partnership purchases the remaining 50% and sells to third-parties downstream of the purchase point. At any point in time, the value of its customers' natural gas in the custody of its natural gas systems is not material to the Partnership.

IRS Legal Proceedings

        We are the former owner of Enbridge Midcoast Energy Inc. (Midcoast). The IRS challenged Midcoast's tax treatment of its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas (these assets were sold to the Partnership in 2002 and subsequently sold by the Partnership in 2007). In March 2008, an unfavorable court decision was received sustaining the IRS position, decreasing the U.S. tax basis for the pipeline assets. We continue to believe that the tax treatment of the acquisition and the related tax deductions claimed were appropriate and we are appealing the decision. A final decision on this matter is not expected before 2009.

        The total tax exposure for this matter is $63 million related to the reduction of tax benefits for loss carryforwards. See Footnote 7, Deferred Income Taxes, for additional discussion of this matter.

Legal Proceedings

        We are also a participant in various legal proceedings arising in the ordinary course of business. Some of the proceedings are covered in whole or in part, by insurance. We believe that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on our financial condition unless otherwise indicated.

10.   FAIR VALUE MEASUREMENTS

        The Partnership adopted the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS No. 157, as of January 1, 2008. SFAS No. 157 provides guidance for determining fair value and requires increased disclosure regarding the inputs to valuation techniques used to measure fair value. SFAS 157 defines fair value as an exit price representing the expected amount we would receive to sell an asset or pay to transfer a liability in an orderly transaction with market participants at the measurement date. The Partnership applies the provisions of SFAS No. 157 to fair values it reports for its derivative instruments and annual disclosures associated with the fair values of its outstanding indebtedness.

        The Partnership utilizes a mid-market pricing convention for valuation as a practical expedient for assigning fair value to its derivative assets and liabilities. In the case of its liabilities, the Partnership's nonperformance risk is considered in the valuation, based upon the ratings assigned to its debt obligations by the nationally recognized statistical ratings organizations. The Partnership presents the fair value of its derivative contracts net of cash paid or received pursuant to collateral agreements on a net-by-counterparty basis in its consolidated statements of financial position when it believes a legal right of setoff exists under an enforceable netting agreement. The Partership's credit exposure for over-the-counter derivatives is directly with its counterparty and continues until the maturity or termination of the contract. When appropriate, valuations are adjusted for various factors such as credit and liquidity considerations.

        SFAS No. 157 establishes a hierarchy which prioritizes the inputs it uses to measure fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable. The Partnership classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Partnership's methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

  •
  Level 1—The Partnership includes in this category the fair value of assets and liabilities that it measures based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Partnership considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis. The fair value of the Partnership's assets and liabilities included in this category consists primarily of exchange traded derivative instruments.

  •
  Level 2—The Partnership categorizes the fair value of assets and liabilities that it measures with either directly or indirectly observable inputs as of the measurement date where pricing inputs are other than quoted prices in active markets as Level 2. This category includes those derivative instruments that the Partnership values using models or other valuation methodologies derived from observable market data. These models are primarily industry-standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, (c) volatility factors, and (d) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

  •
  Level 3—The Partnership includes in this category the fair value of assets and liabilities that it measures based on prices or valuation techniques that require inputs which are both significant to the fair value measurement and less observable from objective sources. (i.e., supported by little or no market activity). The Partnership may also use these inputs with internally developed methodologies that result in their best estimate of the fair value. Level 3 instruments primarily include derivative instruments for which the Partnership does not have sufficient corroborating market evidence, such as binding broker quotes, to support classifying the asset or liability as Level 2. In most instances, the observable data is available for the Partnership to validate the inputs used to measure fair value, however the cost of obtaining the information is prohibitive.

        Derivative contracts can be exchange traded or over-the counter ("OTC"). The Partnership generally values exchange-traded derivatives within portfolios calibrated to market clearing levels on a daily basis. The Partnership values OTC derivatives using broker information based on executed market transactions that it has corroborated with other observable market data. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps, and options, inputs can generally be verified and valuation does not involve significant management judgment.

        Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. Such instruments are classified within level 3 of the fair value hierarchy. The Partnership includes the fair value of financial assets and liabilities in Level 3 as a default due to limited market data or in most cases, due to lacking binding broker quotes to corroborate pricing data as required by current interpretations of SFAS 157 Level 2 requirements. Financial assets and liabilities that are categorized in Level 3 may later be reclassified to the Level 2 category at the point we are able to obtain sufficient binding market data or the interpretation of Level 2 criteria is modified in practice to include non-binding market corroborated data.

        The following table sets forth by level within the fair value hierarchy, the Partnership's financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2008. The Partnership classifies financial assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Partnership's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy.

	Fair Value at March 31, 2008
Recurring fair value measures
	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Derivative instruments, net	$—	$—	$9.1	$9.1
Liabilities:
Derivative instruments, net	(246.5)	—	(121.2)	(367.7)

Total	$(246.5)	$—	$(112.1)	$(358.6)

        The table below provides a summary of changes in the fair value of the Partnership's Level 3 financial assets and liabilities for the quarter ended March 31, 2008. As reflected in the table, the net unrealized gain on Level 3 financial assets and liabilities was $48.5 million for the quarter ended March 31, 2008.

Derivative Instruments, net
(in millions)
Balance at January 1, 2008	$(160.6)
Realized and unrealized net gains	49.4
Purchases and settlements	(0.9)
Transfer in (out) of Level 3	—

Balance at March 31, 2008	$(112.1)

Change in unrealized net gains relating to instruments
Still held at March 31, 2008	$48.5

11.   DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Partnership's derivative financial instruments are included at their fair values in the Consolidated Statements of Financial Position as follows:

	March 31, 2008	December 31, 2007
	(in millions)
Receivables, trade and other	$5.5	$6.5
Other assets, net	6.6	6.4
Accounts payable and other	(170.6)	(165.5)
Other long-term liabilities	(200.1)	(192.9)

	$(358.6)	$(345.5)

        The increase in the Partnership's obligation associated with derivative activities is primarily due to an increase in forward natural gas prices from December 31, 2007 to March 31, 2008, partially offset by a decline in NGL prices. The Partnership's portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas and NGL sales and purchase agreements.

        The Partnership does not require collateral or other security from the counterparties to its derivative instruments, all of which were rated "BBB+" or better by the major credit rating agencies.

12.   ACCUMULATED OTHER COMPREHENSIVE INCOME—COMPONENTS

        The components of accumulated other comprehensive income for the three months ended March 31, 2008 and the year ended December 31, 2007, are as follows, net of tax:

	March 31, 2008	December 31, 2007
	(in millions)
Foreign currency translation adjustments	$244.1	$295.3
Unrecognized post-employment benefit costs	(11.3)	(11.4)
Unrealized losses in fair value of derivatives	(25.3)	(22.7)

Total	$207.5	$261.2

13.   SUBSEQUENT EVENTS

  Issuance of Debt

        In April 2008, the Partnership issued and sold in a private offering $400 million in principal amount of our 6.5% Notes due April 15, 2018 and $400 million in principal amount of our 7.5% Notes due April 15, 2038, which we collectively refer to as the Notes. We received net proceeds from the offering of approximately $790.4 million after payment of initial purchasers' discounts and offering expenses. We used a portion of the proceeds we received from this offering to repay outstanding issuances of commercial paper and borrowings under our Credit Facility that we had previously used to finance a portion of our capital expansion projects. We temporarily invested the remaining proceeds for use in future periods to fund additional expenditures under our capital expansion programs. The Notes do not contain any covenants restricting our issuance of additional indebtedness and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. Interest on the Notes is payable on April 15th and October 15th of each year and we may redeem the Notes for cash in whole or in part at any time, at our option. Pursuant to a registration rights agreement we have agreed to file a registration statement with the SEC within 90 days of the offering to offer to exchange the Notes for registered notes with similar principal amounts and terms.

14.   RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

The Hierarchy of Generally Accepted Accounting Principles

        In May 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement moves the current GAAP hierarchy which was set forth by AICPA Statement on Auditing Standards No. 69 and placing it in the accounting literature established by the FASB. The GAAP hierarchy to be incorporated into SFAS No. 162 is as follows (in descending order of authority):

  •
  FASB Statements of Financial Accounting Standards and Interpretations.

  •
  FASB Technical Bulletins and AICPA Industry Audit and Accounting Guides and Statements of Position (if cleared by the FASB).

  •
  AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF).

  •
  Implementation guides published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

        The statement will be effective 60 days following the Security and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not expect our adoption of SFAS No. 162 to have a material affect on our consolidated statements of financial position.

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  EXHIBIT 99.1
ENBRIDGE ENERGY COMPANY, INC. (a wholly-owned subsidiary of Enbridge Pipelines Inc.) CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
ENBRIDGE ENERGY COMPANY, INC. NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)